CONSENT OF COUNSEL


      The undersigned does hereby consent to the use of its name wherever appearing in the Registration Statement and related
Prospectus, including "Legal Matters."

      However, the undersigned disclaims any responsibility as an expert as regards this Registration Statement except insofar as the Registration Statement may relate to any written legal opinion from the undersigned.





                                   BEARMAN TALESNICK & CLOWDUS
                                   Professional Corporation

Denver, Colorado
May 3, 1996